                                     NOTICE

                                To the Holders of

                            PRIDE INTERNATIONAL, INC.

            ZERO COUPON CONVERTIBLE SUBORDINATED DEBENTURES DUE 2018

                               CUSIP 741932 AB 3*

         NOTICE IS HEREBY GIVEN that, pursuant to the provisions of the Indenture dated as of April 1, 1998 between Pride International, Inc. (the "Company") and HSBC Bank USA (formerly named Marine Midland Bank), as trustee (the "Trustee"), as amended and supplemented by the First Supplemental Indenture thereto dated as of April 24, 1998 and the Second Supplemental Indenture thereto dated as of September 10, 2001 (as so amended and supplemented, the "Indenture"), pursuant to which the Zero Coupon Convertible Subordinated Debentures Due 2018 of the Company (the "Debentures") were issued, the Company will be obligated to purchase, at the option of the holder thereof, any outstanding Debenture for which a written notice of purchase (a "Purchase Notice"), in the form attached hereto, has been delivered by such holder to the Trustee, as paying agent (the "Paying Agent"), at any time from the opening of business on March 27, 2003 until the close of business on April 24, 2003 (the "Purchase Date") and for which such Purchase Notice has not been withdrawn, subject to certain conditions specified in the Indenture. The purchase price of the Debentures will be $494.52 per $1,000 principal amount at maturity (the "Purchase Price"). The Company has elected to pay the Purchase Price in cash. The Purchase Notice given by any holder must state (i) the certificate number of the Debenture which the holder will deliver to be purchased; (ii) the portion of the principal amount at maturity of the Debenture which the holder will deliver to be purchased, which portion must be $1,000 principal amount at maturity or an integral multiple thereof; and (iii) that such Debenture shall be purchased on the Purchase Date pursuant to the terms and conditions specified in the Indenture and in paragraph 6 of the Debentures. The Debentures are convertible in the Company's common stock, par value $.01 per share ("Common Stock"), at a rate of 13.794 shares of Common Stock per $1,000 principal amount at maturity. Holders who want to convert Debentures into Common Stock must satisfy the requirements of paragraph 8 of the Debentures. Debentures as to which a Purchase Notice has been given may be converted into Common Stock at any time prior to the close of business on the Purchase Date only if the applicable Purchase Notice has been withdrawn in accordance with the terms of the Indenture. A Purchase Notice may be withdrawn by means of a written notice of withdrawal delivered to the Paying Agent at any time prior to the close of business on the Purchase Date specifying (1) the certificate number of the Debenture in respect of which such notice of withdrawal is being submitted; (2) the principal amount at maturity of the Debenture with respect to which such notice of withdrawal is being submitted; and (3) the principal amount at maturity, if any, of such Debenture which remains subject to the original Purchase Notice and which has been or will be delivered for purchase by the Company. Debentures must be surrendered to the Paying Agent (together with all necessary endorsements) to collect payment. The Purchase Price for any Debenture as to which a Purchase Notice has been given and not withdrawn will be paid promptly following the later of the Purchase Date and the time of surrender of such Debenture to the Paying Agent.

         Enclosed herewith is a Tender Offer Statement on Schedule TO filed by the Company with the Securities and Exchange Commission relating to the purchase of Debentures by the Company as of the Purchase Date.

         The name and address of the Trustee, as Paying Agent and Conversion Agent, are as follows:

                                  HSBC Bank USA
                          One Hanson Place, Lower Level
                            Brooklyn, New York 11243
                               Attn: Paulette Shaw
                            Phone No. (718) 488-4478
                             Fax No. (718) 488-4488

Dated: March 27, 2003                     HSBC BANK USA, TRUSTEE
                                          on behalf of Pride International, Inc.

NOTICE:

The Paying Agent will withhold under the U.S. backup withholding rules 30% of any payment that is made upon purchase of a Debenture unless the holder delivers a properly completed IRS Form W-9 or the holder otherwise establishes an exemption from such backup withholding.

* No representation is made as to the correctness of such number either as printed on the Debentures or as contained in this notice of redemption, and reliance may be placed only on the other identification printed on the Debentures.